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                            STOCK PURCHASE AGREEMENT


                            Dated as of May 19, 1998


                                 By and Between


                             KONINKLIJKE AHOLD N.V.


                                  (Royal Ahold)


                                       and


                              THE 1224 CORPORATION


================================================================================

                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
ARTICLE I  DEFINITIONS............................................................................      1

                  Section 1.1  Definitions........................................................      1

ARTICLE II  SALE OF STOCK AND TENDER OFFER........................................................      6

                  Section 2.1  Sale of Transferred Shares.........................................      6
                  Section 2.2  Purchase Price for Transferred Shares..............................      6
                  Section 2.3  Closing............................................................      6
                  Section 2.4  Transfer Taxes.....................................................      6
                  Section 2.5  The Tender Offer...................................................      6
                  Section 2.6  Corporation Actions................................................      7
                  Section 2.7  Tender of Class A Shares...........................................     10
                  Section 2.8  Stock Option and Other Plans. .....................................     10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................................     11

                  Section 3.   Representations and Warranties of the Seller.......................     11
                  Section 3.1  Legal Status.......................................................     11
                  Section 3.2  Power and Authority; Enforceability................................     11
                  Section 3.3  Ownership of Transferred Shares....................................     12
                  Section 3.4  No Conflicts; Consents of Third Parties; Compliance with Laws......     12
                  Section 3.5  Disclosure.........................................................     13
                  Section 3.6  Broker's or Finder's Fees..........................................     13
                  Section 3.7. Tender Offer Documents and Schedules 14D-9 ........................     13

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING
            THE CORPORATION.......................................................................     14

                  Section 4.   Representations and Warranties of the Seller Regarding the
                               Corporation........................................................     14
                  Section 4.1  Due Organization, Good Standing and Corporate Power................     14
                  Section 4.2  Capitalization.....................................................     14
                  Section 4.3  Consents and Approvals; No Violations..............................     15
                  Section 4.4  Company Reports; Financial Statements and 1998 Budget..............     16
                  Section 4.5  Absence of Certain Changes.........................................     17
                  Section 4.6  Compliance with Laws...............................................     17
                  Section 4.7  Employee Benefit Plans.............................................     17
                  Section 4.8  Employee Benefit Plan Triggering Events............................     22
                  Section 4.9  Liabilities........................................................     22
                  Section 4.10  Litigation........................................................     22
                  Section 4.11  Taxes.............................................................     22


                                      (i)

                  Section 4.12  Intellectual Properties...........................................     23
                  Section 4.13  Environmental Laws and Regulations................................     23
                  Section 4.14  Labor Relations...................................................     24
                  Section 4.15  Tender Offer Documents and Corporation's Schedule 14D-9 ..........     24
                  Section 4.16  State Takeover Statutes...........................................     25
                  Section 4.17  Rights Agreements.................................................     25

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER .......................................     25

                  Section 5.   Representations and Warranties of the Purchaser....................     25
                  Section 5.1  Legal Status.......................................................     25
                  Section 5.2  Power and Authority; Enforceability................................     25
                  Section 5.3  No Conflicts.......................................................     25
                  Section 5.4  Broker's or Finder's Fees..........................................     26
                  Section 5.5  Available Funds....................................................     26
                  Section 5.6  Securities Act.....................................................     26
                  Section 5.7  Schedules l4D-9....................................................     26

ARTICLE VI  CONDUCT OF BUSINESS, EXCLUSIVE DEALING,REVIEW, OTHER COVENANTS........................     26

                  Section 6.1  Access to Information Concerning Properties and Records............     26
                  Section 6.2  Confidentiality....................................................     27
                  Section 6.3  Conduct of Business of the Corporation.............................     27
                  Section 6.4  Approval by Purchaser of Changes...................................     29
                  Section 6.5  Exclusive Dealing..................................................     29
                  Section 6.6  Notification of Certain Matters....................................     31
                  Section 6.7  Directors' and Officers' Insurance ................................     31
                  Section 6.8  Employee Benefits..................................................     32
                  Section 6.9  Further Assurances.................................................     32
                  Section 6.10  Resignations......................................................     32
                  Section 6.11  Provisions Concerning Transferred Shares..........................     32
                  Section 6.12  Restriction on Transfer, Proxies and Non-Interference.............     33
                  Section 6.13  Changes in Shares.................................................     33
                  Section 6.14  Broker's and Finder's Fees........................................     33

ARTICLE VII  CONDITIONS TO THE PURCHASER'S OBLIGATIONS............................................     34

                  Section 7.  Conditions to the Purchaser's Obligations...........................     34
                  Section 7.1  Truth of Representations and Warranties............................     34
                  Section 7.2  Performance of Agreements..........................................     34
                  Section 7.3  Injunction.........................................................     34
                  Section 7.4  Consents and Approvals.............................................     35
                  Section 7.5  Tender Offer  Conditions...........................................     35
                  Section 7.6  Resignations.......................................................     35
                  Section 7.7  Approval of Tender Offer...........................................     35


                                      (ii)

ARTICLE VIII  CONDITIONS TO THE OBLIGATIONS OF THE SELLER.........................................     35

                  Section 8.   Conditions to the Obligations of the Seller........................     35
                  Section 8.1  Truth of Representations and Warranties............................     35
                  Section 8.2  Performance of Agreements..........................................     36
                  Section 8.3  Injunction.........................................................     36
                  Section 8.4  HSR................................................................     36
                  Section 8.5  Tender Offer.......................................................     36

ARTICLE IX  MISCELLANEOUS.........................................................................     36

                  Section 9.1  Representations and Warranties; Knowledge of the Seller............     36
                  Section 9.2  Expenses...........................................................     37
                  Section 9.3  Governing Law......................................................     37
                  Section 9.4  Headings...........................................................     38
                  Section 9.5  Publicity..........................................................     38
                  Section 9.6  Notices............................................................     38
                  Section 9.7  Binding Effect; Benefit; Assignment................................     39
                  Section 9.8  Best Efforts.......................................................     40
                  Section 9.9  Counterparts.......................................................     41
                  Section 9.10  Entire Agreement..................................................     41
                  Section 9.11  Amendments........................................................     41
                  Section 9.12  Severability......................................................     41
                  Section 9.13  Termination of Agreement..........................................     41
                  Section 9.14  Specific Performance..............................................     41
                  Section 9.15  Remedies Cumulative...............................................     41
                  Section 9.16  No Waiver.........................................................     41


EXHIBITS

Exhibit A         1997 10-K


                                     (iii)

                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT (this "Agreement") dated as of May 19, 1998, by and between The 1224 Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Seller"), and Koninklijke Ahold N.V. (Royal Ahold), a public company with limited liability organized under the laws of the Netherlands with its corporate seat in Zaandam (Municipality Zanstaad) (the "Purchaser").


                              W I T N E S S E T H :


                  WHEREAS, the Seller owns, beneficially and of record, 125,000 shares of Class AC Common Stock, par value $1.00 per share (the "Class AC Shares"), and 500 shares of Class A Common Stock, par value $1.00 per share (the "Class A Shares"), in each case of Giant Food Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation");

                  WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, all of the Class AC Shares (such Class AC Shares, collectively, the "Transferred Shares"), on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, as required by the Certificate of Incorporation of the Seller, it is proposed that the Purchaser will make a tender offer to purchase any and all of the issued and outstanding Class A Shares, subject to the terms and conditions set forth in this Agreement (including, without limitation, the conditions set forth in Section 2.5 hereof) (the "Tender Offer"), at a price per share equal to the per share price to be paid to the Seller hereunder for the Transferred Shares (as such price may be increased in accordance with Section 2.2, the "Tender Offer Price").

                  NOW, THEREFORE, in consideration of the premises and of the promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                  "Action" shall have the meaning provided in Section 6.4 hereof.

                  "Acquisition Proposal" shall have the meaning provided in
Section 6.5(a) hereof.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such

Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, or the power to appoint or dismiss the managing directors of such other Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agents" shall have the meaning provided in Section 6.5(a) hereof.

                  "Agreement" shall have the meaning provided in the recitals hereto.

                  "Alcohol and Drug Laws" shall have the meaning provided in
Section 4.3 hereof.

                  "Budget" shall have the meaning provided in Section 4.4(c) hereof.

                  "Cash Payment" shall have the meaning provided in Section 2.8 hereof.

                  "Claims" shall have the meaning provided in Section 4.13 hereof.

                  "Class AC Shares" shall have the meaning provided in the recitals hereof.

                  "Class AL Shares" shall have the meaning provided in Section
2.2 hereof.

                  "Class A Shares" shall have the meaning provided in the recitals hereto.

                  "Closing" shall have the meaning provided in Section 2.3 hereof.

                  "Closing Date" shall have the meaning provided in Section 2.3 hereof.

                  "Code" shall have the meaning provided in Section 4.7(a) hereof.

                  "Corporation" shall have the meaning provided in the recitals hereto.

                  "Corporation Property" shall have the meaning provided in
Section 4.13 hereof.

                  "Corporation's Schedule 14D-9" shall have the meaning provided in Section 2.6(c) hereof.

                  "DGCL" shall have the meaning provided in Section 2.6(b) hereof.

                  "Director" shall have the meaning provided in Section 7.6 hereof.

                  "Directors' Schedule 14D-9" shall have the meaning provided in
Section 2.6(f) hereof.

                  "EBS Plan" shall have the meaning provided in Section 6.8 hereof.

                  "Employee Benefit Plans" shall have the meaning provided in
Section 4.7(a) hereof.

                  "Environmental Claims" shall have the meaning provided in
Section 4.13 hereof.

                  "Environmental Law" shall have the meaning provided in Section
4.13 hereof.

                  "ERISA" shall have the meaning provided in Section 4.7(a) hereof.

                  "Exchange Act" shall have the meaning provided in Section 2.5(a) hereof.

                  "Existing Class A Shares" shall have the meaning provided in
Section 2.7 hereof.

                  "GAAP" shall mean generally accepted accounting principles in the United States consistently applied during a relevant period.

                  "Hazardous Materials" shall have the meaning provided in
Section 4.13 hereof.

                  "HSR Act" shall have the meaning set forth in Section 3.4(b) hereof.

                  "Indemnified Parties" shall have the meaning provided in
Section 6.7(b) hereof.

                  "IRS" shall have the meaning provided in Section 4.7(c) hereof.

                  "Law" shall mean any constitution, treaty, convention, statute, law, Environmental Law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, direction, policy or request, or judicial or arbitral decision or judgment.

                  "Letter of Transmittal" shall have the meaning provided in
Section 2.5(b) hereof.

                  "Liens" shall mean liens, security interests, options, rights of first refusal, easements, mortgages, charges, claims, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto; provided, however, that with respect to the Transferred Shares, "Liens" shall not include any restrictions imposed upon such Transferred Shares by the Certificate of Incorporation or By-Laws of the Corporation or by the DGCL.

                  "Material Adverse Effect" shall mean an effect that is, or is reasonably likely to be, materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Corporation and its subsidiaries taken as a whole.

                  "Multiemployer Plan" shall have the meaning provided in
Section 4.7(c) hereof.

                  "Non-Union Employees" shall have the meaning provided in
Section 6.8 hereof.

                  "Offer to Purchase" shall have the meaning provided in Section 2.5(b) hereof.

                  "Options" shall have the meaning provided in Section 2.8 hereof.

                  "PaineWebber" shall have the meaning provided in Section 3.6 hereof.

                  "PaineWebber Agreement" shall have the meaning provided in
Section 3.6 hereof.

                  "PaineWebber Obligations" shall have the meaning provided in
Section 6.14 hereof.

                  "PBGC" shall have the meaning provided in Section 4.7(c) hereof.

                  "Permitted Liens" shall mean (i) Liens consisting of zoning or planning restrictions or regulations, easements, and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which do not materially detract from the value of, or materially impair the use of, such property by the Corporation in the operation of its business, (ii) Liens for taxes, assessments or governmental charges or levies on property not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, and (iii) Liens individually identified and disclosed in the 1997 10-K.

                  "Person" shall mean any individual, partnership, limited liability company, corporation, trust, unincorporated association or other entity which is recognized as having legal personality under national or international Law.

                  "Purchase Price" shall have the meaning provided in Section
2.2 hereof.

                  "Purchaser" shall have the meaning provided in the preamble hereto.

                  "Schedule 14D-1" shall have the meaning provided in Section 2.5(b) hereof.

                  "SEC" shall have the meaning provided in Section 2.5(b) hereof.

                  "SEC Filings" shall have the meaning provided in Section 4.4(a) hereof.

                  "Securities Act" shall have the meaning provided in Section
5.6 hereof.

                  "Seller" shall have the meaning provided in the preamble hereto.

                  "Seller System" shall have the meaning provided in Section
4.12 hereof.

                  "Seller's Class A Shares" shall have the meaning provided in
Section 2.7 hereof.

                  "Seller's Schedule 14D-9" shall have the meaning provided in
Section 2.6(e) hereof.

                  "Shares" shall have the meaning provided in Section 4.2(a) hereof.

                  "Share Register" shall mean, collectively, the register book maintained by the Corporation setting forth the names and addresses of each of the owners of the shares of capital stock of the Corporation and the number of such shares owned by each such owner, and indicating each transfer or encumbrance of such shares by any owner thereof.

                  "Single Employer Plan" shall have the meaning provided in
Section 4.7(e) hereof.

                  "Special Committee" shall have the meaning provided in Section 2.6(a) hereof.

                  "Stock Incentive Plans" shall have the meaning provided in
Section 2.8 hereof.

                  "Stock Plans" shall have the meaning provided in Section 2.8 hereof.

                  "subsidiary" shall mean each subsidiary of the Corporation that is a "subsidiary" within the meaning of Regulation S-X promulgated by the SEC.

                  "Tax" or "Taxes" shall mean any net income, alternative or add-on minimum tax, advance corporation, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, value-added, withholding, payroll, employment, excise, transfer, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto and any liability for such amounts as a result of either being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

                  "Tender Offer" shall have the meaning provided in the recitals hereto.

                  "Tender Offer Conditions" shall have the meaning provided in
Section 2.5(a) hereof.

                  "Tender Offer Documents" shall have the meaning provided in
Section 2.5(b) hereof.

                  "Tender Offer Price" shall have the meaning provided in the recitals hereto.

                  "Transferred Shares" shall have the meaning provided in the recitals hereto.

                  "WARN Act" shall have the meaning provided in Section 4.14 hereof.


                  "Wasserstein" shall have the meaning provided in Section 2.6 hereof.


                  "1997 10-K" shall have the meaning provided in Section 4.4(a) hereof.

                                   ARTICLE II
                         SALE OF STOCK AND TENDER OFFER

                  Section 2.1 Sale of Transferred Shares. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell and transfer to the Purchaser at the Closing, and the Purchaser agrees to purchase from the Seller at the Closing, the Transferred Shares, free and clear of all Liens. At or immediately following the Closing, the Seller shall use its reasonable best efforts to cause the Corporation to duly enter the transfer of the Transferred Shares in the Share Register.

                  Section 2.2 Purchase Price for Transferred Shares. In full consideration for the purchase by the Purchaser of the Transferred Shares, the Purchaser shall pay to the Seller on the Closing Date Forty-Three Dollars ($43.00) per Transferred Share (Five Million Three Hundred Seventy Five Thousand Dollars ($5,375,000) in the aggregate) by wire transfer in immediately available funds to the account specified by the Seller to the Purchaser at least two business days prior to the Closing (the "Purchase Price"). Notwithstanding the foregoing, if the Purchaser or any Affiliate of the Purchaser acquires, or enters into a binding agreement to acquire, all of the shares of Class AL Common Stock, par value $1.00 per share (the "Class AL Shares"), before the expiration of the Tender Offer, then the Purchase Price of $43.00 per Transferred Share shall be increased to $43.50 per Transferred Share. For purposes of this Section 2.2, "business day" shall mean any day other than a Saturday, a Sunday or a day on which the banks in the United States or the Netherlands are authorized or obligated by Law to close.

                  Section 2.3 Closing. The sale referred to in Section 2.1 (the "Closing") shall take place at the offices of White & Case LLP, 601 Thirteenth Street, NW, Suite 600 South, Washington, DC, as soon as practicable after the last of the conditions set forth in Articles VII and VIII hereof is fulfilled or waived (subject to applicable law) but (a) in no event later than the fifth business day thereafter, or at such other time and place and on such other date as the Purchaser and the Seller shall mutually agree and (b) in any case simultaneously with the purchase of Class A Shares pursuant to the Tender Offer (the "Closing Date"). On the Closing Date, the Seller shall deliver to the Purchaser, against payment as provided in Section 2.2 hereof, certificates representing the Class AC Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, with all necessary transfer tax and other revenue stamps, acquired at the Purchaser's expense, affixed thereto.

                  Section 2.4 Transfer Taxes. The Seller shall pay all Taxes charged to grantors, transferors or assignors under applicable Law, provided that the Purchaser shall pay any stock transfer and stamp taxes which become payable in connection with the purchase of the Transferred Shares hereunder.

                  Section 2.5 The Tender Offer. (a) So long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and are continuing, as promptly as practicable, but in no event later than the fifth business day (within the meaning of Rule 14d-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) after the date of this Agreement, the Purchaser shall commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Tender Offer. The obligations of the

Purchaser to accept for payment and to pay for any Class A Shares tendered shall be subject to the Tender Offer Conditions, any of which may be waived by the Purchaser in its sole discretion. The Tender Offer Conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such Tender Offer Conditions or may be waived by the Purchaser in whole or in part. The Purchaser expressly reserves the right to modify the terms of the Tender Offer, including, without limitation, to extend the Tender Offer beyond any scheduled expiration date; provided; however,
(i) without the consent of the Corporation and the Seller, the Purchaser shall not (A) reduce the number of Class A Shares to be purchased in the Tender Offer,
(B) reduce the Tender Offer Price, (C) modify or add to the Tender Offer Conditions in a manner that is materially adverse to the holders of Class A Shares or (D) change the form of consideration payable in the Tender Offer and
(ii) if any Tender Offer Condition is waived for purposes of Section 7.5 hereof, the Purchaser shall waive such condition with respect to the Tender Offer.

                  (b) As soon as reasonably practicable on the date the Tender Offer is commenced, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Tender Offer. The Schedule 14D-1 shall contain (included as an exhibit) or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and a form of the related letter of transmittal (the "Letter of Transmittal"), as well as all other information and exhibits required by Law (which Schedule 14D-1, Offer to Purchase, Letter of Transmittal and such other information and exhibits, together with any supplements or amendments thereto, are referred to herein collectively as the "Tender Offer Documents"). The Schedule 14D-1 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and the date first published, sent or given to the holders of the Class A Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Purchaser with respect to any information supplied by the Corporation or the Seller or their respective officers, directors or affiliates for inclusion in the Schedule 14D-1. The Purchaser agrees promptly to correct any information provided by it for use in the Tender Offer Documents that shall be, or have become, false or misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Tender Offer Documents as so corrected to be disseminated to holders of Class A Shares, in each case as and to the extent required by applicable federal securities laws. The Purchaser agrees to provide the Seller, the Corporation and their respective counsel with copies of any written comments the Purchaser or its counsel may receive from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt of such comments.

                  Section 2.6 Corporation Actions. (a) The Seller hereby represents that (i) Wasserstein Perella & Co., Inc. ("Wasserstein") has delivered to the Special Committee its opinion that, as of the date of this Agreement, the consideration to be received by the holders of Class A Shares pursuant to the Tender Offer is fair to the holders of Class A Shares from a financial point of view, subject to the assumptions and qualifications contained in such opinion, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof by the Special Committee will be, delivered to the Purchaser and (ii) the Strategic Planning Committee of the Board of Directors of the Corporation (the "Special Committee"), at a meeting duly called and held, has (A) determined unanimously that the Tender Offer is fair to, and in the best interests of, the holders of Class A Shares and (B) recommended to the Board of Directors of the Corporation that it approve and recommend acceptance of the Tender Offer by the holders of the Class A Shares.

                  (b) The Seller hereby further represents that the President of the Corporation has called, or will call no later than the date hereof, a special meeting of the Board of Directors of the Corporation, such meeting to take place on or before May 26, 1998, and has given, or will give no later than the date hereof, notice in writing of such special meeting to all the directors of the Corporation on or before the date hereof, in each case, in accordance with the Certificate of Incorporation and By-Laws of the Corporation and the provisions of the General Corporation Law of the State of Delaware (the "DGCL"). The Seller shall cause the directors of the Corporation who are also directors of the Seller, and shall use its reasonable best efforts to cause the other directors of the Corporation who were appointed by the Seller, to vote to approve and recommend acceptance of the Tender Offer by the holders of the Class A Shares. The Seller has been advised that each of the directors of the Corporation appointed by the Seller intends to vote to approve and recommend acceptance of the Tender Offer by the holders of the Class A Shares.

                  (c) The Seller shall use its reasonable best efforts to cause the Corporation to file with the SEC, as soon as practicable after the date of the commencement of the Tender Offer, a Solicitation/Recommendation Statement on
Schedule 14D-9 of the Corporation (the "Corporation's Schedule l4D-9") containing the recommendation of the Board of Directors of the Corporation with respect to the Tender Offer and to disseminate the Corporation's Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Seller shall use its reasonable best efforts to cause the Corporation to give the Purchaser and its counsel the opportunity to review and comment upon the Corporation's Schedule l4D-9 prior to its filing with the SEC. The Seller shall use its reasonable best efforts to cause the Corporation's Schedule 14D-9 to comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the holders of the Class A Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Seller with respect to information supplied by the Purchaser in writing for inclusion in the Corporation's Schedule 14D-9. The Seller agrees to use its reasonable best efforts to cause the Corporation promptly to correct any information provided by it for use in the Corporation's
Schedule 14D-9 that shall be, or have become, false or misleading in any material respect, and the Seller further agrees to use its reasonable best efforts to cause the Corporation to take all steps necessary to cause the Corporation's Schedule 14D-9 as so corrected to be filed with the SEC as required by applicable federal securities laws. The Seller agrees to use its reasonable best efforts to cause the Corporation to provide the Purchaser and its counsel with any comments the Corporation or its counsel may receive from the SEC or its staff with respect to the Corporation's Schedule 14D-9 promptly after the receipt of such comments and to provide the Purchaser and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Corporation to such comments.

                  (d) In connection with the Tender Offer, the Seller will use its reasonable best efforts to cause the Corporation promptly to furnish the Purchaser with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of the Class A Shares as of the most recent practicable date and to furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of Class A Shares and their addresses, mailing labels and lists of security positions) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Tender Offer to the holders of the Class A Shares.

                  (e) The Seller shall file with the SEC, as soon as practicable on the date hereof, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Seller's Schedule l4D-9") containing its recommendation of the Tender Offer and shall disseminate the Seller's Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Purchaser and its counsel shall be given the opportunity to review and comment upon the Seller's Schedule l4D-9 prior to its filing with the SEC. The Seller's Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the holders of the Class A Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Seller with respect to information supplied by the Purchaser in writing for inclusion in the Seller's Schedule 14D-9. The Seller agrees promptly to correct any information provided by it for use in the Seller's Schedule 14D-9 that shall be, or have become, false or misleading in any material respect, and the Seller further agrees to take all steps necessary to cause the Seller's Schedule 14D-9 as so corrected to be filed with the SEC as required by applicable federal securities laws. The Seller agrees to provide the Purchaser and its counsel with any comments the Seller or its counsel may receive from the SEC or its staff with respect to the Seller's Schedule 14D-9 promptly after the receipt of such comments and shall provide the Purchaser and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Seller to such comments.

                  (f) To the extent required by the Exchange Act and the rules promulgated thereunder, the Seller shall use its reasonable best efforts to cause the directors of the Corporation appointed by the Seller and officers of the Corporation to file with the SEC, as soon as practicable on the date hereof, a Solicitation/Recommendation Statement on Schedule 14D-9 of the Corporation (the "Directors' Schedule l4D-9") containing the recommendation of such directors and officers of the Corporation with respect to the Tender Offer and to disseminate the Directors' Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Seller shall use its reasonable best efforts to cause such directors and officers to give the Purchaser and its counsel the opportunity to review and comment upon the Directors' Schedule l4D-9 prior to its filing with the SEC. The Seller shall use its reasonable best efforts to cause the Directors' Schedule 14D-9 to comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the holders of the Class A Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Seller with respect to information supplied by the Purchaser in writing for inclusion in the Directors'
Schedule 14D-9. The Seller agrees to use its reasonable best efforts to cause such directors and officers promptly to correct any information provided by it for use in the Directors' Schedule 14D-9 that shall be, or have become, false or misleading in any material respect, and the Seller further agrees to cause such directors and officers to take all steps necessary to cause the Directors'
Schedule 14D-9 as so corrected to be filed with the SEC as required by applicable federal securities laws. The Seller agrees to use its reasonable best efforts to use its reasonable best efforts to cause such directors and officers to provide the Purchaser and its counsel with any comments such directors and officers or their counsel may receive from the SEC or its staff with respect to the Directors' Schedule 14D-9 promptly after the receipt of such comments and to provide the Purchaser and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of such directors and officers to such comments.

                  Section 2.7 Tender of Class A Shares. (a) The Seller hereby agrees to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Tender Offer (provided that the Tender Offer is not amended in a manner prohibited under Section 2.5), in a timely manner for acceptance by the Purchaser in the Tender Offer, the 500 Class A Shares owned by the Seller on the date hereof (the "Existing Class A Shares") and any Class A Shares that may be acquired by the Seller after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise (such Class A Shares, together with the Existing Class A Shares, are referred to herein as the "Seller's Class A Shares"). The Seller hereby acknowledges and agrees that the Purchaser's obligation to accept for payment and pay for Class A Shares tendered in the Tender Offer, including the Seller's Class A Shares, is subject to the terms and conditions of the Tender Offer.

                  (b) The Seller hereby agrees to permit the Purchaser to publish and disclose in the Tender Offer Documents its identity and ownership of Class A Shares and the nature of its commitments, arrangements and understandings under this Agreement.

                  (c) The Seller has been advised that each of the directors of the Corporation who are also directors of the Seller intends to tender pursuant to the Tender Offer all Class A Shares owned of record and beneficially by him or her.

                  Section 2.8 Stock Option and Other Plans. Prior to the Closing Date, the Seller shall cause appropriate resolutions to be voted on by the Board of Directors of the Corporation (or, if appropriate, any committee thereof), shall cause the directors of the Corporation who are also directors of the Seller to vote in favor of the adoption of such resolutions and shall otherwise use its reasonable best efforts to cause such resolutions to be adopted, and use its reasonable best efforts to take all other actions necessary including, but not limited to, using its reasonable best efforts to cause the Corporation to obtain the consent and release of all of the holders of all the outstanding stock options and other rights to purchase Class A Common Stock (the "Options") heretofore granted under any stock option plan of the Corporation or otherwise (the "Stock Plans"), to
(i) provide for the cancellation, effective at the Closing Date, subject to the payment provided for in the next sentence being made, of all Options, (ii) terminate, as of the Closing Date, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Corporation or any subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") with respect to any interest in the capital stock of the Corporation and (iii) amend, as of the Closing Date, the provisions in any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Corporation or any interest in respect of any capital stock of the Corporation to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Corporation or any interest in the capital stock of the Corporation (other than in respect of cash payments through the Offer). Immediately prior to the Closing Date, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Class A Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments by the Corporation in cash, subject to any applicable withholding taxes (the "Cash Payment"), at the Closing Date, equal to the product of (x) the total number of shares of Class A Common Stock subject to such Option, whether or not then vested or exercisable and (y) the excess of the Tender Offer Price over the exercise price per share of Class A Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Closing Date. Incident to the foregoing, any then outstanding stock appreciation rights or limited stock appreciation rights shall be cancelled immediately prior to the Closing Date without any payment therefor. The Seller shall use its reasonable best efforts to cause the Corporation to take all steps to ensure that neither the Corporation nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than the Purchaser or its affiliates, to own any capital stock of the Corporation or any of its subsidiaries or to receive any payment in respect thereof. Notwithstanding any other provision of this Section 2.8 to the contrary, payment of the Cash Payment may be withheld with respect to any Option until necessary consents and releases are obtained.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  Section 3. Representations and Warranties of the Seller. In order to induce the Purchaser to enter into this Agreement, to acquire the Transferred Shares and to make the Tender Offer, the Seller makes the following representations and warranties.

                  Section 3.1 Legal Status. The Seller is a duly organized and validly existing corporation in good standing under the Laws of the State of Delaware.

                  Section 3.2 Power and Authority; Enforceability. The Seller has full requisite legal capacity, power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equitable principles. The sale by the Seller of the Transferred Shares to the Purchaser pursuant to this Agreement has been duly authorized by a resolution adopted by the holders of at least 60% of the outstanding Class AV Common Stock of the Seller in compliance with the provisions of Article Sixth of the Certificate of Incorporation of the Seller.

                  Section 3.3 Ownership of Transferred Shares. The Seller is the lawful record and beneficial owner of all of the Class AC Shares and the Existing Class A Shares, in each case free and clear of all Liens. Other than as specified in the preceding sentence, the Seller does not own any shares of capital stock of the Corporation. The Seller has full legal right, power and authority to sell, assign, transfer and convey the Transferred Shares pursuant to this Agreement. The Seller has sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of the Transferred Shares and all of the Seller's Class A Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The delivery to the Purchaser of the Transferred Shares pursuant to this Agreement and of the Seller's Class A Shares pursuant to the Tender Offer will, in each case, transfer to the Purchaser on the Closing Date good and marketable title thereto, free and clear of any Liens. The Transferred Shares and the certificates representing the Transferred Shares and the Seller's Class A Shares are now, and at all times during the term hereof will be, held by the Seller or by a nominee or custodian for the benefit of the Seller, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements, except for any Lien arising hereunder. The transfer by the Seller of the Transferred Shares to the Purchaser hereunder and the Seller's Class A Shares pursuant to the Tender Offer shall pass to and unconditionally vest in the Purchaser good and valid title to all the Transferred Shares and the Seller's Class A Shares, as the case may be, free and clear of all Liens.

                  Section 3.4 No Conflicts; Consents of Third Parties; Compliance with Laws. (a) Assuming the receipts of the consents, approvals, etc. specified in clause (b) below and except as set forth on Schedule 3.4(a) attached hereto, the execution, delivery and performance by the Seller of this Agreement and the consummation of the purchase of the Transferred Shares, the Tender Offer and the other transactions contemplated hereby will not (i) conflict with the Certificate of Incorporation or By-Laws of the Seller, (ii) conflict with, or result in the breach or termination of, or constitute a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under, any lease, charter, note, bond, mortgage, license, permit, indenture, contract, agreement, commitment, arrangement or other instrument or obligation, or any order, judgment, decree, injunction, regulation or ruling of any governmental authority or regulatory organization, domestic or foreign, to which the Seller is a party or by which the Seller or any of its properties or assets are bound, (iii) constitute a violation by the Seller of any Law applicable to the Seller or any of its properties or assets, or (iv) result in the creation of any Lien upon the Transferred Shares.

                  (b) Except (i) as set forth on Schedule 3.4(b) attached hereto, (ii) for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) as required by the Exchange Act and the rules and regulations thereunder in connection with the Tender Offer, no consent, approval, permit or authorization of, or designation, declaration or filing with, any governmental authorities or third parties is required on the part of the Seller or the Corporation in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

                  Section 3.5 Disclosure. None of this Agreement, any Schedule attached hereto, certificate delivered pursuant to this Agreement or any document or statement in writing which has been supplied by or on behalf of the Seller or any of its directors or officers in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Seller which materially and adversely affects the business, operations, condition (financial or otherwise) or prospects of the Corporation or any of its subsidiaries or their respective properties or assets, which has not been set forth in (a) this Agreement, (b) the financial statements referred to in this Agreement (including the footnotes thereto), (c) any Schedule attached hereto or delivered pursuant to this Agreement or (d) any document or statement in writing which has been supplied by or on behalf of the Seller or by any of the Corporation's or any of its subsidiaries' directors or officers in connection with the transactions contemplated by this Agreement.

                  Section 3.6 Broker's or Finder's Fees. Except for Wasserstein (whose fees and expenses will be paid by the Corporation in accordance with the Corporation's agreement with such firm, a copy of which has been previously provided to the Purchaser) and PaineWebber Incorporated ("PaineWebber") (whose fees and expenses will be paid as provided in Section 6.14 hereof in accordance with the Seller's agreement with such firm, a copy of which has been previously provided to the Purchaser (the "PaineWebber Agreement")), no agent, broker, person or firm acting on behalf of the Seller or any of its Affiliates (other than the Corporation) or, to the best knowledge of the Seller, the Corporation or any of its Affiliates is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.


                  Section 3.7. Tender Offer Documents and Schedules 14D-9 . None of the information supplied by the Seller for inclusion or incorporation by reference in the Tender Offer Documents, the Corporation's Schedule 14D-9 or the Directors' Schedule 14D-9, at the respective times the Tender Offer Documents, the Corporation's Schedule 14D-9 or the Directors' Schedule 14D-9 are filed with the SEC and the date first published, sent or given to the holders of the Class A Shares, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Seller agrees promptly to correct any information provided by it for use in the Tender Offer Documents, the Corporation's Schedule 14D-9 or the Directors' Schedule 14D-9 that shall be, or shall have become, false or misleading in any material respect.

                                   ARTICLE IV
     REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE CORPORATION

                  Section 4. Representations and Warranties of the Seller Regarding the Corporation. In order to induce the Purchaser to enter into this Agreement, to acquire the Transferred Shares and to make the Tender Offer, the Seller makes the following representations and warranties to the best of its knowledge:

                  Section 4.1 Due Organization, Good Standing and Corporate Power. Each of the Corporation and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Corporation and its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect and set forth on Schedule 4.1 attached hereto is a list of each such jurisdiction. The Purchaser has been provided with complete and correct copies of the Certificates of Incorporation and By-Laws or other organizational documents of each of the Corporation and each of its subsidiaries, in each case as amended to the date of this Agreement. The respective Certificates of Incorporation and By-Laws or other organizational documents of the subsidiaries of the Corporation do not contain any provision limiting or otherwise restricting the ability of the Corporation to control such subsidiaries.

                  Section 4.2 Capitalization. (a) On the Closing Date, the Corporation will have an authorized capitalization consisting of 75,000,000 Class A Shares, 125,000 Class AC Shares and 125,000 Class AL Shares (the Class A Shares, the Class AC Shares and the Class AL Shares, collectively the "Shares"). As of May 13, 1998, (A) 59,914,510 Class A Shares, 125,000 Class AC Shares and 125,000 Class AL Shares are issued and outstanding, (B) 100,627 Class A Shares are held in the Corporation's treasury and (C) 3,422,994 Class A Shares are reserved for issuance pursuant to outstanding Options granted under the Stock Plans. On the Closing Date, all issued and outstanding shares will have been duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in this
Section 4.2(a) or on Schedule 4.2(a) attached hereto, no Shares of the Corporation are, or on the Closing Date will be, reserved for issuance or held in the treasury of the Corporation and there are or, on the Closing Date, will be no outstanding options, warrants, rights, calls, subscriptions, claims, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the Shares of the Corporation or pursuant to which the Corporation is or may become obligated to issue or exchange any shares of capital stock, other than as contemplated by this Agreement. Other than as provided in the Certificate of Incorporation of the Corporation, no shareholder of the Corporation has or, on the Closing Date, will have any preemptive or other rights to acquire any of the Shares. Other than pursuant to the Certificate of Incorporation of the Corporation and under the provisions of the DGCL, there are or, on the Closing Date, will be no restrictions on (i) transfers of the Shares, (ii) voting of the Shares, or (iii) the declaration or payment of any dividend or distribution in respect of the Shares. The Corporation has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Corporation or any of its subsidiaries on any matter.

                  (b) Schedule 4.2(b) attached hereto lists all of the Corporation's subsidiaries. All of the outstanding shares of capital stock of each subsidiary of the Corporation have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, and, except as set forth in Schedule 4.2(b) attached hereto, are owned, of record and beneficially, by the Corporation, free and clear of any Liens. Except as set forth on Schedule 4.2(b) attached hereto, no shares of capital stock of any subsidiary of the Corporation are or, on the Closing Date, will be reserved for issuance or held in the treasury of such subsidiary and there are or, on the Closing Date, will be no outstanding options, warrants, rights, calls, subscriptions, claims, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary of the Corporation or pursuant to which any subsidiary of the Corporation is or may become obligated to issue or exchange any shares of capital stock.

                  (c) Neither the Corporation nor any subsidiary of the Corporation owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, limited liability company, partnership, association, trust, joint venture or other entity except as set forth on Schedule 4.2(c) attached hereto.

                  (d) Other than restrictions imposed or permitted by existing indebtedness agreements or under applicable corporate law, there are no restrictions of any kind which prevent the payment of dividends by any of the Corporation's subsidiaries.

                  Section 4.3 Consents and Approvals; No Violations . Other than in connection with or in compliance with the specific provisions of (a) the HSR Act regarding the purchase of the Class AC Shares pursuant to this Agreement,
(b) the Exchange Act and the rules and regulations promulgated thereunder as may be applicable to the Tender Offer, (c) the "blue sky" laws of various states,
(d) applicable alcohol beverage control and licensing laws and drug and pharmacy laws and regulations ("Alcohol and Drug Laws"), and (e) applicable local permit laws, rules and regulations pertaining to the operation of the business of the Corporation and its subsidiaries, and except as disclosed in Schedule 4.3 attached hereto, the execution, delivery and performance by the Seller of this Agreement and the consummation of the purchase of the Transferred Shares, the Tender Offer and the other transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws (or other organizational document) of the Corporation or any of its subsidiaries, (2) violate any Law applicable to the Corporation or any of its subsidiaries or by which any of their respective properties or assets may be bound, (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Corporation or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Corporation or any of its subsidiaries is a party, or by which it or any of their respective properties or assets, except in the case of clauses (2), (3) or (4) above for such filings, permits, consents, approvals or violations, which would not have a Material Adverse Effect or could not be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  Section 4.4 Company Reports; Financial Statements and 1998 Budget. (a) Since January 1, 1997, the Corporation has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all forms, reports and documents filed with the SEC have complied in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder. The Corporation has, prior to the date of this Agreement, made available to the Purchaser true and complete copies of all forms, reports, registration statements and other filings filed by the Corporation with the SEC since January 1, 1997 (such forms, reports, registration statements and other filings and financials, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "SEC Filings"). Attached hereto as Exhibit A is the Corporation's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 (the "1997 10-K"), filed or to be filed with the SEC on the date hereof. As of their respective dates, the SEC Filings and the 1997 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the SEC Filings and in the 1997 10-K were prepared in accordance with GAAP (except as may be indicated therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of the Corporation and its consolidated subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended.

                  (b) The Seller will use its reasonable best efforts to cause the Corporation to deliver to the Purchaser as soon as they become available true and complete copies of any report or statement mailed by it to its stockholders generally or filed by it with the SEC subsequent to the date hereof and prior to the Closing Date. As of their respective dates, such reports and statements (excluding any information therein provided by the Purchaser, as to which the Seller makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations thereunder. The consolidated financial statements of the Corporation to be included in such reports and statements (excluding any information therein provided by the Purchaser or Seller, as to which the Seller makes no representation) will be prepared in accordance with GAAP (except as may be indicated therein or in the notes or schedules thereto) and will fairly present in all material respects the consolidated financial position of the Corporation and its consolidated subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments).

                  (c) The Seller will use its reasonable best efforts to cause the Corporation to deliver to the Purchaser simultaneously with the execution and delivery of this Agreement a true and complete copy of its 1998 Fiscal Year Annual Budget (the "Budget").

                  Section 4.5 Absence of Certain Changes. Except as previously disclosed in the SEC Filings or as otherwise disclosed in Schedule 4.5 attached hereto or as otherwise contemplated by this Agreement, since February 23, 1997 and up to the Closing Date, (i) there has not been and will not be any Material Adverse Change, (ii) the businesses of the Corporation and each of its subsidiaries have been and will be conducted only in the ordinary course, (iii) neither the Corporation nor any of its subsidiaries has incurred or will incur any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business, (iv) the Corporation and its subsidiaries have not and will not increase the compensation of any officer or grant any general salary or benefits increase to their employees other than in the ordinary course of business or pursuant to collective bargaining agreements, (v) there has been no, and will not be any, declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Corporation other than regular annual cash dividends by the Corporation on its capital stock in an amount not in excess of $0.80 per share per fiscal annum which have been or will be declared and paid at the same time such dividends are customarily declared and paid, (vi) there has been no, and will not be any, change by the Corporation in accounting principles, practices or methods, and (vii) neither the Corporation nor any of its subsidiaries has agreed or will agree, whether or not in writing, to do any of the foregoing.

                  Section 4.6 Compliance with Laws. Except as previously disclosed in the SEC Filings, the Corporation and its subsidiaries are in compliance with all applicable Laws, except where the failure to so comply would not have a Material Adverse Effect or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

                  Section 4.7 Employee Benefit Plans.

                   (a) List of Plans. Set forth on Schedule 4.7 attached hereto is an accurate and complete list of all domestic and foreign (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension, or retirement, deferred compensation, medical, life, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured), and (iii) employment, consulting, termination, and severance contracts or agreements; for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Corporation or any of its subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 4.7, any predecessors to the Corporation or to any of its subsidiaries and all employers (whether or not incorporated) that would be treated together with the Corporation and/or any of its subsidiaries as a single employer (A) within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code") or (B) as a result of the Corporation or any of its subsidiaries being or having been a general partner of any such employer) since September 2, 1974 ("Employee Benefit Plans").

                  (b) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur, and no proceedings have been instituted, and no condition exists and no event has occurred that could constitute grounds, under Title IV of ERISA to terminate, or appoint a trustee to administer, any Employee Benefit Plan. Neither the Corporation nor any of its subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof. No Employee Benefit Plan is a plan described in Section 4063(a) of ERISA.

                  (c) Liabilities. No Employee Benefit Plan subject to Section 412 or 418B of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code or
Section 302 of ERISA, respectively, or has applied for or obtained a waiver from the Internal Revenue Service ("IRS") of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA. Except for payments of premiums to the Pension Benefit Guaranty Corporation ("PBGC"), which have been timely paid in full, neither the Corporation nor any of its subsidiaries has incurred any liability (including, for this purpose and for the purpose of all of the representations in this
Section 4.7 any indirect, contingent, or secondary liability) to the PBGC in connection with any Employee Benefit Plan covering any active, retired or former employees or directors of the Corporation or any of its subsidiaries, including, without limitation, any liability under Section 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Employee Benefit Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of the Corporation or any of its subsidiaries to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against the Purchaser by the PBGC.

                  Neither the Corporation nor any of its subsidiaries has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 or 4204 of ERISA to any Employee Benefit Plan which is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plan") which has not been satisfied in full, and no event has occurred and no condition or circumstance has existed, that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan which could result in any liability of the Corporation or any of its subsidiaries to any such Multiemployer Plan.

                  Except as disclosed on Schedule 4.7 attached hereto, neither the Corporation nor any of its subsidiaries maintains any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Title 1 of ERISA and Section 4980B of the Code and neither the Corporation nor any of its subsidiaries is subject to any liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto. Neither the Corporation nor any of its subsidiaries maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in
Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

                  Except as disclosed on Scheduled 4.7 attached hereto, neither the Corporation nor any of its subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Corporation nor any of its subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service. Neither the Corporation nor any of its subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

                  Except as disclosed on Schedule 4.7 attached hereto, neither the Corporation nor any of its subsidiaries has incurred any liability for any tax or excise tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

                  No asset of the Corporation or any of its subsidiaries is subject to any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such lien. Neither the Corporation nor any of its subsidiaries has been required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such requirement to provide any such security.

                  There are no actions, suits, claims or disputes pending or, to the best knowledge and belief of the Corporation, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Corporation or any of its subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof is the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

                  (d) Contributions. Full payment has been timely made of all amounts which the Corporation or any of its subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Corporation or any of its subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge and belief of the Corporation no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Corporation has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                  (e) Funded Status; Withdrawal Liability. As of the date of this Agreement, the current value of the accumulated benefit obligations (based upon actuarial assumptions which are in the aggregate reasonable in all respects and which have been furnished to and relied upon by Parent) under each Employee Benefit Plan which is covered by Title IV of ERISA and which is a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) ("Single Employer Plan") did not exceed the current fair value of the assets of each such Single Employer Plan allocable to such accrued benefits, and since the date of the 1997 10-K, there has been (A) no material adverse change in the financial condition of any Single Employer Plan, (B) no change in the actuarial assumptions with respect to any Single Employer Plan, and (C) no increase in benefits under any Single Employer Plan as a result of plan amendments, written interpretations or announcements (whether written or not), change in applicable law or otherwise, which individually or in the aggregate, would result in the current value of any Single Employer Plan's accrued benefits exceeding the current value of all such Single Employer Plan's assets. No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the best knowledge and belief of the Corporation, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

                  As of the date of this Agreement, using actuarial assumptions and computation methods consistent with Part 1 of Subtitle E of Title IV of ERISA, (A) the Corporation and its subsidiaries would have no liability to the FELRA and UFCW Pension Fund, the Warehouse Employees Union Local No. 730 Pension Trust, and the Bakers and Confectionary and Industry International Health Benefits and Pension Fund in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date hereof and
(B) the aggregate liabilities of the Corporation and its subsidiaries to all other Multiemployer Plans in the aggregate in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date hereof, would not result in a material liability. To the best knowledge of the Corporation, there has been no material change in the financial condition of any Multiemployer Plan, in any such actuarial assumption or computation method or in the benefits under any Multiemployer Plan as a result of collective bargaining or otherwise since the close of each such fiscal year which, individually or in the aggregate, would materially increase such liability.

                  (f) Tax Qualification. Except as disclosed on Schedule 4.7 attached hereto, each Employee Benefit Plan intended to be qualified under
Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the IRS. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under
Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the IRS. Since the date of each most recent determination referred to in this paragraph (vi), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

                  (g) Transactions. No "reportable event" (as such term is defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the PBGC has occurred or is expected to occur with respect to any Employee Benefit Plan. Neither the Corporation nor any of its subsidiaries nor any of their respective directors, officers, employees or, to the best knowledge and belief of the Corporation, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

                  (h) Documents. The Corporation has delivered or caused to be delivered to the Purchaser and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent IRS determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section

501(a) of the Code; (v) the annual report on IRS Form 5500-series for each of the last three years for each Employee Benefit Plan required to file such form;
(vi) the most recently prepared actuarial valuation report for each Employee Benefit Plan covered by Title IV of ERISA; (vii) the most recently prepared financial statements; and (viii) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

                  Section 4.8 Employee Benefit Plan Triggering Events. Except as disclosed on Schedule 4.8 attached hereto, the Tender Offer does not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Corporation or any of its subsidiaries. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

                  Section 4.9 Liabilities. Except as set forth in the SEC Filings or as disclosed in Schedule 4.9 attached hereto or as otherwise contemplated by this Agreement, since February 23, 1997 to the date of this Agreement, neither the Corporation nor any of its subsidiaries has incurred any material outstanding claims, liabilities or indebtedness, contingent or otherwise, that would be required to be disclosed in the Corporation's consolidated financial statements prepared in accordance with GAAP, other than liabilities incurred subsequent to February 23, 1997 in the ordinary course of business not involving borrowings by the Corporation or any of its subsidiaries.

                  Section 4.10 Litigation. (a) Except as set forth on Schedule
4.10 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge of the Corporation any investigation by) any governmental or other instrumentality or agency, pending or, to the best knowledge of the Corporation, threatened, against or affecting the Corporation or any of its subsidiaries, or any of their properties or rights which, individually or in the aggregate, could have a Material Adverse Effect.

                  (b) Except as set forth on Schedule 4.10 attached hereto, neither the Corporation nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a Material Adverse Effect.

                  Section 4.11 Taxes. (a) Tax Returns. Except as set forth on
Schedule 4.11 attached hereto, the Corporation has timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes that are required by Law to be filed by, or which include, the Corporation or any of its subsidiaries on or prior to the Closing Date. Such tax returns accurately reflect all liability for Taxes of the Corporation and each of its subsidiaries for the periods covered thereby.

                  (b) Payment of Taxes. Except as set forth on Schedule 4.11 attached hereto, all Taxes and Tax liabilities of the Corporation due for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date, have been timely paid or are reserved in accordance with GAAP in financial statements of the Corporation on or prior to the Closing Date.

                  (c) Tax Audits. Except as set forth on Schedule 4.11 attached hereto, no examination of any tax return of the Corporation is currently in progress and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Corporation.

                  Section 4.12 Intellectual Properties. The costs to the Corporation and its subsidiaries of ensuring that the equipment and software and other computer programs used by the Corporation or any of its subsidiaries (each a "Seller System") will be Year 2000 compliant (a) are estimated to be approximately $15,000,000, (b) are expensed as incurred, and (c) the balance of such cost is not expected to have a material adverse impact on the Corporation's financial position, results of operations or cash flows in future periods. For purposes of this paragraph, "Year 2000 compliant" means that a change of, reference to or use after December 31, 1999 of date-related data for dates before, on or after December 31, 1999 in the operation of that Seller System, whether alone or in conjunction with each other Seller System or item of equipment, software or other computer program under the control of a third party with whom the Corporation or any of its subsidiaries routinely exchanges date information, will not have a material adverse effect on, nor give rise to a material increased inconvenience in, the operation of that Seller System.

                  Section 4.13 Environmental Laws and Regulations. There are no facts or circumstances, conditions or occurrences regarding any Corporation Property (as defined below) that could reasonably be anticipated (a) to form the basis of an Environmental Claim (as defined below) against the Corporation or any of its subsidiaries or any Corporation Property or (b) to cause such Corporation Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law (as defined below).

                  For purposes of this Agreement, the following terms shall have the following meanings: (a) "Corporation Property" means any real property and improvements owned, leased, used, operated or occupied by the Corporation or any of its subsidiaries; (b) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas,
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law, and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (c) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the date hereof and Closing Date, and any judicial or administrative interpretation thereof as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3808 et seq.; and state and local equivalent statutes and regulations; and (d) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of this subclause (d), "Claims") or any permit issued under any such Environmental Law, including without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

                  Section 4.14 Labor Relations. Except as set forth on Schedule
4.14 attached hereto, there is no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Corporation, threatened against the Corporation or any of its subsidiaries which would be reasonably likely to have a Material Adverse Effect on the Corporation. The Corporation and its subsidiaries have complied with the Worker Adjustment and Retraining Notification Act (the "WARN Act"). None of the present or former employees of the Corporation or its subsidiaries has suffered an employment loss or mass layoff as that term is defined in the WARN Act in the 6-month period ending on the Closing Date.

                  Section 4.15 Tender Offer Documents and Corporation's Schedule 14D-9 . None of the information supplied by the Corporation for inclusion or incorporation by reference in the Tender Offer Documents will at the respective times the Tender Offer Documents are filed with the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. None of the information in the Corporation's Schedule 14D-9, at the respective times the Corporation's Schedule 14D-9 is filed with the SEC and first published, sent or given to the holders of the Class A Shares, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Purchaser or its officers, directors or affiliates provided to the Corporation by the Purchaser in writing for inclusion in the Corporation's
Schedule 14D-9. The Corporation's Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Tender Offer any event occurs which should be described in an amendment or supplement to the Corporation's Schedule 14D-9 or any amendment or supplement thereto, the Seller will use its reasonable best efforts to cause the Corporation to file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. The Seller shall use its reasonable best efforts to cause the Corporation to deliver any amendment or supplement to the Purchaser and its counsel prior to its filing with the SEC.

                  Section 4.16 State Takeover Statutes. The provisions of
Section 203 of the DGCL are not applicable to the Corporation and, as a result, no action by the Board of Directors of the Corporation is required under such
Section in respect of the Tender Offer. No other state takeover statute or similar statute or regulation applies or purports to apply to the Tender Offer.

                  Section 4.17 Rights Agreements. The Corporation has no stockholder rights plan or similar agreement in effect.



                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  Section 5. Representations and Warranties of the Purchaser. In order to induce the Seller to enter into this Agreement and to sell the Transferred Shares, the Purchaser makes the following representations and warranties.

                  Section 5.1 Legal Status. The Purchaser is a duly organized and validly existing public company with limited liability under the laws of the Netherlands.

                  Section 5.2 Power and Authority; Enforceability. The Purchaser has full requisite legal capacity, power and authority to execute, deliver and perform the terms and provisions of this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditor's rights and to general equitable principles.

                  Section 5.3 No Conflicts. (a) Assuming the receipts of the consents, approvals, etc. specified in clause (b) below, the execution, delivery and performance of this Agreement by the Purchaser and the performance of the provisions regarding the Tender Offer will not (i) conflict with the Articles of Association of the Purchaser, (ii) conflict with, result in the breach or termination of, or constitute a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under, any lease, charter, note, bond, mortgage, license, indenture, contract, agreement, commitment, arrangement or other instrument or obligation or any order, judgment, decree, injunction, regulation or ruling of any governmental authority or regulatory organization, domestic or foreign, to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) constitute a violation by the Purchaser of any Law or regulation applicable to the Purchaser any of its properties or assets.

                  (b) Except (i) for filings under the HSR Act, (ii) as required by the Exchange Act and the rules and regulations thereunder in connection with the Tender Offer, (iii) the "blue sky" laws of various states, (iv) applicable Alcohol and Drug Laws and (v) applicable local permit laws, rules and regulations pertaining to the operation of the business of the Corporation and its subsidiaries, no consent, approval, permit, or authorization of, or designation, declaration or filing with, any governmental authorities or third parties is required on the part of the Purchaser in connection with the execution and delivery of this Agreement and the performance by the Purchaser of the transactions contemplated hereby.

                  Section 5.4 Broker's or Finder's Fees. Except for Merrill Lynch & Co. (whose fees and expenses will be paid by the Purchaser), no agent, broker, person or firm acting on behalf of the Purchaser or any Affiliate thereof is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

                  Section 5.5 Available Funds. The Purchaser has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated by this Agreement.

                  Section 5.6 Securities Act. The Purchaser is acquiring the Transferred Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser acknowledges that the Transferred Shares are not registered under the Securities Act or any applicable state securities law, and that the Transferred Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.


                  Section 5.7 Schedules l4D-9. The written information supplied or to be supplied by the Purchaser for inclusion in the Corporation's Schedule l4D-9, the Seller's Schedule 14D-9 or the Directors' Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI
                     CONDUCT OF BUSINESS, EXCLUSIVE DEALING,
                             REVIEW, OTHER COVENANTS

                  Section 6.1 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the Closing Date, the Seller shall use its reasonable best efforts to cause the Corporation and each of its subsidiaries to, upon reasonable notice, afford the Purchaser, and its counsel, accountants, consultants and other authorized representatives, full access during normal business hours to the employees, properties, books and records of the Corporation and its subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Corporation and its subsidiaries and all other information concerning its or its subsidiaries' business, properties and personnel as the Purchaser may request; such investigation shall not, however, affect the representations and warranties made by the Seller in this Agreement. The Seller shall use its reasonable best efforts to cause the Corporation to furnish promptly to the Purchaser (a) a copy of each report, schedule, registration statement and other document filed by the Corporation or its subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) such additional financial and operating data and all other information concerning the Corporation's or its subsidiaries' business, properties and personnel in the possession of the Seller as the Purchaser may reasonably request.

                  Section 6.2 Confidentiality. Information obtained by the Purchaser pursuant to Section 6.1 hereof or otherwise pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement between the Seller and the Purchaser dated as of February 2, 1998.

                  Section 6.3 Conduct of Business of the Corporation. (a) During the period from the date of this Agreement to the Closing Date, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by the Purchaser, the Seller (i) shall not vote the Class AC Shares in favor of any action that would cause, or that is part of a transaction that would cause, (ii) shall cause the directors of the Corporation who are also directors of the Seller not to vote in favor of any action that would cause, or that is a part of a transaction that would cause, and (iii) shall otherwise use its reasonable best efforts to cause the Corporation and each of its subsidiaries not to take any action that would cause, any of the representations or warranties with respect to the Corporation set forth in Article IV of this Agreement to be untrue or incorrect.

                  (b) During the period from the date of this Agreement to the Closing Date, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by the Purchaser, the Seller (i) shall vote the Class AC Shares in favor of any action that would cause, or that is part of a transaction that would cause, (ii) shall cause the directors of the Corporation who are also directors of the Seller to vote in favor of any action that would cause, or that is a part of a transaction that would cause, and (iii) shall otherwise use its reasonable best efforts to cause, in each case, the Corporation and each of its subsidiaries to do the following:

                  (A) conduct their respective operations only according to their ordinary and usual course of business consistent with past practice; and

                  (B) use their best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, landlords, joint venture partners, employees, agents and others having business relationships with them.

                  (c) During the period from the date of this Agreement to the Closing Date, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by the Purchaser, the Seller (i) shall not vote the Class AC Shares in favor of, and shall affirmatively vote the Class AC Shares against, any action that would cause, or that is part of a transaction that would cause, (ii) shall cause the directors of the Corporation who are also directors of the Seller not to vote in favor of, and to affirmatively vote against, any action that would cause, or that is a part of a transaction that would cause, and (iii) shall otherwise use its reasonable best efforts to cause, in each case, the Corporation and each of its subsidiaries not to do any of the following:

                  (A) make any change in or amendment to the Certificate of Incorporation or By-Laws (or comparable governing documents) of the Corporation or any subsidiary, (B) issue, sell or acquire any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure, (C) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries, (D) declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire any shares of its capital stock or its other securities, other than dividends and distributions by a direct or indirect wholly-owned subsidiary to its parent and regular annual cash dividends by the Corporation on its capital stock in an amount not in excess of $0.80 per share per fiscal annum at the same time such dividends are customarily declared and paid, (E) (1) except as set forth on Schedule 6.3 attached hereto, enter into any contract or commitment with respect to (x) any individual capital expenditure in excess of $7,500,000 in the case of capital expenditures provided for in the Corporation's Budget or $2,000,000 in the case of capital expenditures not provided for in the Budget or (y) capital expenditures that in the aggregate exceed $40,000,000 in any thirteen week period,
         (2) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business or division thereof, or (3) enter into, amend, modify, supplement or cancel any other material contract, (F) acquire a material amount of assets or securities or release or relinquish any material contract rights other than in the ordinary course of business in accordance with past practice and the Corporation's short term investment program, (G) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Corporation or its subsidiaries in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Corporation or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining (except for the termination of the collective bargaining agreements which will expire in accordance with their terms prior to the Closing Date, all of which are listed on Schedule 6.3(c) attached hereto), bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees or former employees and/or directors, (H) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other liability or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or, other than in the ordinary course of business consistent with past practice, make any loan or other extension of credit, (I) agree to the settlement of any material claim or litigation (including, but not limited to any claim or litigation in respect of or related to any Environmental Law), (J) make any material tax election or settle or compromise any material tax liability, (K) permit any insurance policy naming it as beneficiary or a loss payable payee to be canceled without notice to the Purchaser unless (1) such insurance policy is immediately replaced, with no gaps or lapses in coverage, with an insurance policy issued by a financially sound and reputable insurance company in at least such amounts and against at least such risks as the canceled policy or (2) such cancellation would not have a Material Adverse Effect, (L) make any material change in its method of accounting, (M) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Corporation or any of its subsidiaries not constituting an inactive subsidiary, (N) take any action, including, without limitation, the adoption of any stockholder rights plan or amendments to its Certificate of Incorporation (or other organizational or governing documents), which would, directly or indirectly, restrict or impair the ability of the Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Corporation that may be acquired or controlled by the Purchaser or permit any stockholder to acquire securities of the Corporation on a basis not available to the Purchaser in the event that the Purchaser were to acquire securities of the Corporation, or (O) agree, in writing or otherwise, to take any of the foregoing actions.

                  Section 6.4 Approval by Purchaser of Changes. If the Seller makes a request in writing to the Purchaser for the Purchaser's approval of an action or inaction enumerated in Section 6.3(b) or (c) of this Agreement (an "Action"), the Purchaser will use all reasonable efforts to approve or reject such request within five business days of receipt thereof. If the Seller does not receive notice from the Purchaser within such five business day period, the action or inaction specified in such written request shall be deemed to be approved by the Purchaser. No approval or consent of a single Action shall constitute an approval or consent to any Action not specified in the request to which the Purchaser was responding.

                  Section 6.5 Exclusive Dealing. (a) The Seller and each of its officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants, agents or advisors (collectively "Agents") shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any purchase of the Transferred Shares or any Acquisition Proposal (as defined below). The Seller shall not, directly or indirectly, take (and the Seller shall not authorize or permit its Agents to so take) any action to (i) encourage, solicit or initiate the making of any offer to purchase the Transferred Shares or any Acquisition Proposal, (ii) enter into any agreement with respect to any offer to purchase the Transferred Shares or any Acquisition Proposal, or (iii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Purchaser) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any offer to purchase the Transferred Shares or any Acquisition Proposal.

                  "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any direct or indirect acquisition or purchase of all or any of the Class AC Shares, of a substantial amount of assets of the Corporation or any of its subsidiaries or of more than 10% of any class of equity securities of the Corporation or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 10% of any other class of equity securities of the Corporation or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Corporation or any of its subsidiaries, other than the transactions contemplated hereby, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Tender Offer or which would reasonably be expected to dilute materially the benefits to the Purchaser of the transactions contemplated hereby.

                  (b) During the period from the date of this Agreement to the Closing Date, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by the Purchaser, the Seller (i) shall use its reasonable best efforts to cause (A) the Corporation and its Agents immediately to cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal and (B) the Corporation and its subsidiaries not to take, directly or indirectly, (and the Corporation not to authorize or permit its or its subsidiaries' Agents to take) any action to (1) encourage, solicit or initiate the making of any Acquisition Proposal, (2) enter into any agreement with respect to any Acquisition Proposal, or (3) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Purchaser) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) shall not vote the Class AC Shares in favor of any Acquisition Proposal, (iii) shall cause the directors of the Corporation who are also directors of the Seller not to vote to approve or recommend, or propose to approve or recommend, any Acquisition Proposal or in favor of the Corporation entering into any agreement with respect to any Acquisition Proposal, and (iv) shall otherwise use its reasonable best efforts to cause the Board of Directors of the Corporation not to approve, recommend or propose to approve or recommend any Acquisition Proposal or the entering into by the Corporation of any Acquisition Proposal.

                  (c) In addition to the obligations of the Seller set forth in paragraphs (a) and (b), on the date of receipt thereof, the Seller shall, or shall use its reasonable best efforts to cause the Corporation to, advise the Purchaser of any request for information or of any offer to purchase the Transferred Shares or any Acquisition Proposal, or any inquiry or proposal with respect to any offer to purchase the Transferred Shares or any Acquisition Proposal, the material terms and conditions of such request, offer or Acquisition Proposal and of any changes thereto, and the identity of the entity or person making any such inquiry or proposal.

                  Section 6.6 Notification of Certain Matters. The Seller shall (to the extent known by the Seller), and shall use its reasonable best efforts to cause the Corporation to, give prompt notice to the Purchaser of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Corporation or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing Date, under any material contract to which the Corporation or any of its subsidiaries is a party or is subject; (b) any change that might have a Material Adverse Effect on the Corporation and its subsidiaries taken as a whole or the occurrence of any event which is reasonably likely to result in a Material Adverse Effect; (c) the occurrence, or non-occurrence, of any events the occurrence, or non-occurrence, of which would cause either (i) a representation or warranty of the Seller contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the date Class A Shares are accepted for payment pursuant to the Tender Offer or (ii) any of the Tender Offer Conditions to be unsatisfied in any material respect at any time from the date hereof to the date Class A Shares are purchased pursuant to the Tender Offer. The Seller shall (to the extent known by the Seller), and shall use its reasonable best efforts to cause the Corporation to, and the Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

                  Section 6.7 Directors' and Officers' Insurance . (a) For a period of six years from the Closing Date, the Purchaser shall cause the directors of the Corporation elected by the Purchaser to the Board of Directors of the Corporation not to vote to, and shall otherwise use its reasonable best efforts to cause the Corporation not to, amend, repeal or otherwise modify the provisions with respect to indemnification and exculpation from liability set forth in the Corporation's Certificate of Incorporation and By-Laws on the date of this Agreement in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Corporation, unless such modification is required by law.

                  (b) For a period of three years from the Closing Date, the Purchaser (i) shall cause the directors of the Corporation elected by the Purchaser to the Board of Directors of the Corporation to vote to, and shall otherwise use its reasonable best efforts to cause the Corporation to, maintain in effect the Corporation's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Corporation's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to the Purchaser) (the "Indemnified Parties"); provided, however, that in no event shall the Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Corporation for such insurance which the Seller represents to be $200,160 for the most recent twelve month period; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that the Corporation may substitute for such Corporation policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date or, alternatively, (ii) shall cause the Purchaser's directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Corporation's directors' and officers' liability insurance policy with respect to those matters covered by the Corporation's directors' and officers' liability policy.

                  Section 6.8 Employee Benefits. The Purchaser currently intends that, during the period commencing at the Closing Date and ending on December 31, 1999, the active employees of the Corporation and its subsidiaries who are not covered by collective bargaining agreements ("Non-Union Employees") will be provided with employee benefits (other than stock option and other non-tax-qualified plans or arrangements involving the potential issuance of securities of the Corporation or of the Purchaser) which are in the aggregate not materially less favorable to those currently provided by the Corporation and its subsidiaries to such Non-Union Employees; provided, that (i) the covenants contained in this subsection (a) shall only be effective to the extent permitted under laws and regulations in force from time to time and (ii) the Purchaser reserves the right to review all employee benefit plans and arrangements of the Corporation after the Closing Date and to make such changes of an administrative or investment management nature as it, in its discretion, deems appropriate. Notwithstanding the foregoing, Non-Union Employees who are currently accruing benefits under Section 3.8 of Article III and Article VI of the [Green] Excess Benefit Savings Plan (the "EBS Plan") on the Closing Date shall continue to participate in the EBS Plan and to accrue benefits under those provisions at the same accrual rates in effect on the Closing Date. The preceding sentence shall not apply to any other benefits under the EBS Plan including, without limitation, benefits under Article IV therein. Non-Union Employees who meet the minimum eligibility requirements under the stock option plans maintained by the Purchaser after the Closing Date shall be eligible to be granted stock options thereunder in accordance with the terms of such plans.

                  Section 6.9 Further Assurances. Each of the parties shall execute, acknowledge, deliver and file, without further consideration, all such additional documents and take such other actions as may be necessary or reasonably requested by the other party to consummate or evidence the transactions and fulfill the obligations contemplated by this Agreement.

                  Section 6.10 Resignations. On the Closing Date, the Seller shall cause each Person who has been elected by the Seller to the Board of Directors of the Corporation to resign effective as of the Closing Date.

                  Section 6.11 Provisions Concerning Transferred Shares. The Seller hereby agrees that during the period commencing on the date hereof and continuing until the earlier of (i) the Closing Date or (ii) the termination date set forth in Section 9.13 hereof, at any meeting of the holders of capital stock of the Corporation, however called, or in connection with any written consent of the holders of capital stock of the Corporation, the Seller shall vote (or cause to be voted) the Transferred Shares whether issued, heretofore owned or hereafter acquired, (x) in favor of each of the actions contemplated by this Agreement and any actions required in furtherance hereof, (y) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Seller under this Agreement, and (z) except as otherwise agreed to in writing in advance by the Purchaser, against the following actions: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Corporation or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Corporation or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Corporation or its subsidiaries; or (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Corporation, (2) any change in the present capitalization of the Corporation or any amendment of the Corporation's Certificate of Incorporation or By-Laws,
(3) any other material change in the Corporation's corporate structure or business, or (4) any other action involving the Corporation or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by this Agreement. The Seller shall not enter into any agreement or understanding with any Person the effect of which would be to violate the provisions and agreements contained in this Section 6.11.

                  Section 6.12 Restriction on Transfer, Proxies and Non-Interference. Beginning on the date hereof and ending on the earlier of the Closing Date or the termination date set forth in Section 9.13 hereof, the Seller shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of the Transferred Shares or any of the Existing Class A Shares or any interest therein, (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or
(iii) take any action that would make any representation or warranty of the Seller contained herein untrue or incorrect or have the effect of preventing or disabling the Seller from performing its obligations under this Agreement.

                  Section 6.13 Changes in Shares. In the event of a stock dividend or distribution, or any change in the capital stock of the Corporation by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Transferred Shares" shall be deemed to refer to and include the Transferred Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Transferred Shares may be changed or exchanged and the Purchase Price shall be appropriately adjusted. The Seller shall be entitled to receive any cash dividend paid during the term of this Agreement by the Corporation on the Transferred Shares until the Transferred Shares are purchased hereunder and on the Seller's Class A Shares as and to the extent provided in the Tender Offer Documents.


                  Section 6.14 Broker's and Finder's Fees. The Seller shall use its reasonable best efforts to cause the President of the Corporation to call a special meeting of the Board of Directors of the Corporation, in accordance with the Certificate of Incorporation and Bylaws of the Corporation and the provisions of the DGCL, for the purpose of considering the assumption by the Corporation of the obligations of the Seller to PaineWebber under the PaineWebber Agreement as a result of the purchase of the Transferred Shares and the consummation of the

Tender Offer as contemplated by this Agreement (the "PaineWebber Obligations"). The Seller shall cause the Directors of the Corporation who are also Directors of the Seller, and shall use its reasonable best efforts to cause the other Directors of the Corporation, not to abstain and to vote to approve the assumption by the Corporation of the PaineWebber Obligations.


                                   ARTICLE VII
                    CONDITIONS TO THE PURCHASER'S OBLIGATIONS

                  Section 7. Conditions to the Purchaser's Obligations. The obligation of the Purchaser to purchase the Transferred Shares on the Closing Date is subject to the satisfaction, at or prior to the Closing, of the following conditions:

                  Section 7.1 Truth of Representations and Warranties. (a) The representations and warranties of the Seller contained in this Agreement or in any Schedule attached hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have received a certificate signed by an executive officer of the Seller, dated the Closing Date, to such effect and (b) the representations and warranties of the Seller with respect to the Corporation contained in this Agreement or in any Schedule attached hereto shall be true and correct in all material respects, without regard to the knowledge of the Seller, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                  Section 7.2 Performance of Agreements. (a) All of the agreements of the Seller to be performed and all of the covenants of the Seller to be complied with prior to the Closing pursuant to the terms of this Agreement shall have been duly performed or complied with, as applicable, in all material respects and the Purchaser shall have received a certificate signed by an executive officer of the Seller, dated the Closing Date, to such effect and (b) the Corporation and each of its subsidiaries shall not have (i) failed to act in accordance with Section 6.3(b)(iii)(A) and (B) and Section 6.5(b)(i)(B) and (iv) of this Agreement or (ii) taken any of the actions listed in Section 6.3(c)(iii)(A)-(O) or Section 6.5(b)(i)(A) of this Agreement and the Purchaser shall have received a certificate signed by an executive officer of the Seller, dated the Closing Date, to such effect but which certificate can be based upon the reasonable best knowledge of the Seller after due inquiry.

                  Section 7.3 Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Tender Offer, the purchase of the Transferred Shares or any of the other transactions contemplated by this Agreement and which is in effect at the Closing Date, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

                  Section 7.4 Consents and Approvals. All governmental and third-party consents, waivers and approvals, if any, disclosed on any Schedule attached hereto or necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received. All time periods under the HSR Act applicable to the purchase of the Transferred Shares hereunder shall have expired or been terminated. No governmental or other instrumentality or agency shall have required that, in exchange for approval of the transactions contemplated by this Agreement, the Purchaser, the Corporation or any of their respective Affiliates sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of the Purchaser, the Corporation or any of their respective Affiliates or withdraw from doing business in a particular jurisdiction or take any other action that, in the aggregate, in the sole judgment of the Purchaser, would reasonably be expected to substantially impair or substantially reduce the Purchaser's ability to control, direct or manage on a day-to-day basis the business or affairs of the Corporation or to substantially impair or substantially reduce the overall benefits expected, as of the date hereof, to be realized by the Purchaser from the consummation of the transactions contemplated by this Agreement or would have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Purchaser and its subsidiaries taken as a whole or the Corporation and its subsidiaries taken as a whole.

                  Section 7.5 Tender Offer Conditions. At any time on or after the date hereof and at or before the time of payment for the Transferred Shares hereunder, none of the Tender Offer Conditions shall have occurred.

                  Section 7.6 Resignations. Each Person who has been elected by the Seller to the Board of Directors of the Corporation (each a "Director") shall have delivered to the Purchaser their written resignation from such position effective as of the Closing Date or the Purchaser shall have received written evidence satisfactory to it that any Director who has not delivered such written resignation has been removed from such position effective as of the Closing Date.

                  Section 7.7 Approval of Tender Offer. The Board of Directors of the Corporation shall have approved the Tender Offer and recommended acceptance of the Tender Offer by the holders of Class A Shares.


                                  ARTICLE VIII
                   CONDITIONS TO THE OBLIGATIONS OF THE SELLER

                  Section 8. Conditions to the Obligations of the Seller. The obligation of the Seller to sell the Transferred Shares on the Closing Date is subject to satisfaction, at or prior to such date, of the following conditions:

                  Section 8.1 Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Seller shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to such effect.

                  Section 8.2 Performance of Agreements. All of the agreements of the Purchaser, including without limitation compliance with Section 2.5 hereof, to be performed and all of the covenants of the Purchaser to be complied with prior to the Closing pursuant to the terms of this Agreement shall have been duly performed or complied with, as applicable, and the Seller shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to such effect.

                  Section 8.3 Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Tender Offer, the purchase of the Transferred Shares or any of the other transactions contemplated by this Agreement and which is in effect at the Closing Date, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

                  Section 8.4 HSR. All applicable time periods under the HSR Act shall have expired or been terminated.

                  Section 8.5 Tender Offer. The purchase of the Class A Shares pursuant to the Tender Offer shall be consummated simultaneously with the purchase of the Transferred Shares pursuant to this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  Section 9.1 Representations and Warranties; Knowledge of the Seller. The respective representations and warranties of the Seller and the Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall serve solely as a condition to closing and shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Seller, the Purchaser nor any of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents shall be under or subject to any liability whatsoever with respect to any such representation or warranty. This Section 9.1 shall have no effect upon any other obligation of the parties hereto. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of the Seller, (i) the Seller confirms that it has made due and diligent inquiry of appropriate officers or employees of the Corporation as to the matters that are the subject of such representations and warranties and (ii) the Seller will be deemed to have knowledge of any matter if it is known by any director or officer of the Seller. If in the course of its investigation of the Corporation, the Purchaser discovers any fact or circumstance which would cause any of the representations or warranties of the Seller set forth in this Agreement to be untrue, incorrect or breached and of which the Purchaser believes that none of the Seller's or the Corporation's officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and/or other agents are aware, the Purchaser will use its reasonable efforts to notify the Seller of such fact or circumstance, provided that the failure by the Purchaser to so notify the Seller shall not have any effect upon such representation or warranty or any rights that the Purchaser may have hereunder or in respect of the Tender Offer.

                  Section 9.2 Expenses. (a) Except as provided in paragraph (b) below, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

                  (b) If (i) the transactions contemplated by this Agreement are not consummated due to the non-satisfaction of the conditions enumerated in (A)
Section 7.1, (B) Section 7.2 (other than in respect of a breach of Section 6.5 of this Agreement) or (C) Section 7.5 due to (x) the occurrence of any of the events set forth in clause (iii) (e) of Annex A hereto or (y) the occurrence of any of the events set forth in clause (iii) (g) or (h) of Annex A hereto (other than in respect of a breach of Section 6.5 of this Agreement) and (ii) the Seller sells all or any portion of the Class AC Shares and/or the Class A Shares within two years from the date of this Agreement then in any such case the Seller shall pay to the Purchaser, in lieu of reimbursement of the Purchaser's out-of-pocket expenses, $2,500,000 or such lesser amount as the Seller shall receive in the aggregate from all sales of the Class AC Shares and Class A Shares during such two year period, such amount to be paid by or on behalf of the Seller in same day funds within two business days after each sale of the Class AC Shares and/or Class A Shares until the amount so received by the Purchaser equals $2,500,000.

                  (c) If (i) the transactions contemplated by this Agreement are not consummated due to the non-satisfaction of the conditions enumerated in (A)
Section 7.2 (but only in respect of a breach of Section 6.5 of this Agreement) or (B) Section 7.5 due to (1) the occurrence of any of the events set forth in clause (iii) (f) of Annex A hereto or (2) the occurrence of any of the events set forth in clause (iii) (g) or (h) of Annex A hereto (but only in respect of a breach of Section 6.5 of this Agreement), and (ii) the Seller sells all or any portion of the Class AC Shares or the Class A Shares within two years from the date of this Agreement then in any such case, as a condition to such sale, the Seller shall pay or cause to be paid to the Purchaser $10,000,000, such amount to be paid by or on behalf of the Seller in same day funds within two business days after the first such sale of the Class AC Shares and/or Class A Shares.

                  Section 9.3 Governing Law. This Agreement shall be construed in accordance with, and be governed by, the Laws of the State of Delaware. Each of the parties hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the courts of the State of Delaware, the courts of the United States of America located in Delaware and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding will be in accordance with the laws of the State of Delaware and, in the case of the Purchaser, agrees to appoint an agent for service of process in the State of Delaware within 20 business days of the date hereof; and

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

                  Section 9.4 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  Section 9.5 Publicity. Except as required by Law or as otherwise provided for in this Agreement, no announcement or other publicity relating to this Agreement or the Corporation shall be made or issued directly or indirectly by or on behalf of any party hereto without the prior approval of the other parties hereto.

                  Section 9.6 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or when sent by telex or telecopy or other facsimile transmission (with receipt confirmed), or when sent via express delivery service and addressed as follows (or at such other addresses as the parties may designate by written notice in the manner aforesaid):

                  If to the Purchaser:

                           Koninklijke Ahold N.V.
                           Albert Heijnweg 1
                           1507 EH Zaandam
                           The Netherlands
                           Telecopier: 011 31 75 659 83 66
                           Attention: Paul P.J. Butzelaar

                  with a copy to:

                           White & Case LLP
                           1155 Avenue of the Americas
                           New York, New York 10036
                           Telecopier: (212) 354-8113
                           Attention:  Maureen Brundage, Esq.

                  If to the Seller:

                           The 1224 Corporation
                           c/o Samuel Kastner, Esq.
                           Ginsburg, Feldman and Bress
                           1250 Connecticut Avenue, NW
                           Washington, DC 20036
                           Telecopier: (202) 637-9195


                  with a copy to:

                           Ginsburg, Feldman and Bress
                           1250 Connecticut Avenue, NW
                           Washington, DC 20036
                           Telecopier: (202) 637-9195
                           Attention:  Samuel Kastner, Esq.

                  If to the Corporation:

                           Giant Food Inc.
                           6300 Sheriff Road
                           Landover , MD
                           Telecopier: (301) 341-3954
                           Attention: David W. Rutstein, Mark Berey

                  with a copy to:

                           Jorden, Burt, Berenson & Johnson
                           1025 Thomas Jefferson St. NW
                           Suite 400 East
                           Washington, DC  20007
                           Telecopier: (202) 965-8104
                           Attention: Wayne Johnson

or to such other person as shall be designated in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by telecopier or mailed.

                  Section 9.7 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 6.7 hereof, shall inure to the benefit of the Persons benefiting from the provisions thereof who are intended to be third party beneficiaries thereof and, in each such case, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding anything in this Section 9.7 to the contrary, it is expressly understood and agreed that the Purchaser may assign this Agreement and its rights, interests and obligations hereunder to any Affiliate of the Purchaser. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  Section 9.8 Best Efforts. Subject to the terms and conditions provided herein, each of the Purchaser and the Seller shall, and the Seller shall use its reasonable best efforts to cause the Corporation to, with respect to matters within their respective control, cooperate and use their respective best efforts to, (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all reasonable things necessary and proper under applicable law to consummate the transactions contemplated hereby as promptly as practicable, (ii) obtain from any governmental authority, regulatory organization or other instrumentality or agency or any other third party any licenses, permits, consents, waivers, approvals, authorizations, qualifications, or orders required to be obtained or made by the Corporation, the Purchaser, the Seller or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) as promptly as practicable, make, or cause to be made, all filings and other submissions necessary, proper or advisable with respect to this Agreement and the transactions contemplated hereby under (x) the HSR Act and any related governmental request thereunder and
(y) any other applicable laws or regulations; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Corporation or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of the Purchaser. The Purchaser and the Seller shall, and the Seller shall use its reasonable best efforts to cause the Corporation to, cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Purchaser and the Seller shall, and the Seller shall use its reasonable best efforts to cause the Corporation to, use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 9.8, none of the Purchaser, the Seller or the Corporation or any of their respective subsidiaries shall be required to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or business of the Purchaser, the Seller, the Corporation or any of their affiliates or withdraw from doing business in a particular jurisdiction or take any other action that, in the aggregate, in the sole judgment of the Purchaser, would reasonably be expected to substantially impair or substantially reduce the Purchaser's ability to control, direct or manage on a day-to-day basis the business or affairs of the Corporation or to substantially impair or substantially reduce the overall benefits expected, as of the date hereof, to be realized by the Purchaser from the consummation of the transactions contemplated by this Agreement or would have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Purchaser and its subsidiaries taken as a whole or the Corporation and its subsidiaries taken as a whole.

                  Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement.

                  Section 9.10 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  Section 9.11 Amendments. This Agreement may not be changed, amended, waived, or modified orally, but only by an agreement in writing signed by the Purchaser and the Seller.

                  Section 9.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 9.13 Termination of Agreement. All parties hereto agree to use their best efforts to fulfill the requirements of Articles VII and VIII as soon as practicable. If any precondition to the completion of the transactions contemplated hereby is not fulfilled on or prior to December 31, 1998, then this Agreement shall terminate and become void and have no effect, without any liability hereunder of either party to the other party.

                  Section 9.14 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  Section 9.15 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

                  Section 9.16 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  IN WITNESS WHEREOF, each of the Purchaser and the Seller has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.



                                             KONINKLIJKE AHOLD N.V.


                                             By: /s/ Robert Zwartendijk
                                                 Name:  Robert Zwartendijk
                                                 Title: Executive Vice President



                                             THE 1224 CORPORATION


                                             By: /s/ Pete L. Manos
                                                 Name:    Pete L. Manos
                                                 Title:   President

                                                                         ANNEX A


                  The capitalized terms used in this Annex A shall have the meanings set forth in the Stock Purchase Agreement to which this Annex A is annexed (the "Agreement").

                  Notwithstanding any other provision of the Tender Offer or the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1c under the Exchange Act, pay for any Class A Shares tendered pursuant to the Tender Offer and may terminate or amend the Tender Offer and may postpone the acceptance of and payment for Class A Shares (i) if there shall not have been validly tendered and not withdrawn prior to the expiration of the Tender Offer a number of Class A Shares which represents at least sixty-five percent (65%) of the total Class A Shares outstanding on a fully diluted basis, (ii) if the Agreement shall have been terminated in accordance with its terms or the purchase and sale of the Class AC Shares pursuant to the Agreement shall not have been consummated prior to or simultaneously with the consummation of the purchase of the Class A Shares pursuant to the Tender Offer, or (iii) if, at any time on or after the date of the Agreement and at or before the time of payment for any such Class A Shares (whether or not any Class A Shares have theretofore been accepted for payment or paid for pursuant to the Tender Offer), any of the following shall occur:

                  (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act (including a request for additional information or documentary material pursuant to 16 C.F.R. Sec. 803.20) to the purchase of the Class AC Shares pursuant to the Agreement, without the consent of the Purchaser, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, materially delay or otherwise directly or indirectly restrain, prohibit or make more costly the acquisition of the Class AC Shares or the Tender Offer or seeking to obtain material damages, (ii) seeking to prohibit or limit the ownership or operation by the Purchaser of all, or, in the sole judgment of the Purchaser, a portion that would reasonably be expected to substantially impair or substantially reduce the Purchaser's ability to control, direct or manage on

                                                                         Annex A
                                                                          Page 2


a day-to-day basis the business or affairs of the Corporation or to substantially impair or substantially reduce the overall benefits expected, as of the date hereof, to be realized by the Purchaser from the consummation of the transactions contemplated by the Agreement or would have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Purchaser and its subsidiaries taken as a whole or the Corporation and its subsidiaries taken as a whole (a "significant portion"), of the business or assets of the Corporation or any of its subsidiaries or to compel the Purchaser to dispose of or hold separately all, or, in the sole judgment of the Purchaser, a significant portion of the business or assets of the Purchaser or the Corporation or any of its subsidiaries, or seeking to impose any limitation on the ability of the Purchaser to conduct such business or own such assets which limitation, in the sole judgment of the Purchaser, would reasonably be expected to substantially impair or substantially reduce the Purchaser's ability to control, direct or manage on a day-to-day basis the business or affairs of the Corporation or to substantially impair or substantially reduce the overall benefits expected, as of the date hereof, to be realized by the Purchaser from the consummation of the transactions contemplated by the Agreement or would have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Purchaser and its subsidiaries taken as a whole or the Corporation and its subsidiaries taken as a whole, (iii) seeking to impose limitations on the ability of the Purchaser effectively to acquire, hold or exercise full rights of ownership of any Shares, which limitations, in the sole judgment of the Purchaser, are significant, or
(iv) seeking to require divestiture by the Purchaser of any Shares;

                  (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, the Corporation or any subsidiary of the Corporation or (ii) the Tender Offer or the acquisition of any Shares, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act (including a request for additional information or documentary material pursuant to 16 C.F.R. Sec. 803.20) to the purchase of the Class AC Shares pursuant to the Agreement, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses
(i) through (iv) of paragraph (a) above;

                  (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change), or the Purchaser shall have become aware of any fact, that is reasonably likely to have a Material Adverse Effect on the Corporation;

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index),
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the Netherlands or any other jurisdiction of incorporation or organization of any bank or other financial institution in any manner involved with the financing of the purchase of the Class AC Shares pursuant to the Agreement or the Tender Offer, (iii) any material limitation (whether or not mandatory) by any U.S. Federal, state or foreign governmental

                                                                         Annex A
                                                                          Page 3



authority or agency on the extension of credit by banks or other lending institutions, (iv) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Netherlands or (v) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

                  (e) any of the representation or warranties made by the Seller in the Agreement (in the case of any representations or warranties with respect to the Corporation, without regard to the knowledge of the Seller) that are qualified as to materiality shall be untrue or incorrect in any respect or any such representations and warranties that are not so qualified shall be untrue or incorrect in any respect which would have a Material Adverse Effect, in each case as of the date of the Agreement and the scheduled expiration date of the Tender Offer as if such representation or warranty were made at the time of such determination and except as to any such representation or warranty which speaks as of a specific date or for a specific period, which must be untrue or incorrect in the foregoing respects as of such specific date or period;

                  (f) (i) the Board of Directors of the Corporation shall have failed to approve or recommend the Tender Offer, (ii) the Board of Directors of the Corporation shall have withdrawn or modified in a manner adverse to the Purchaser the approval or recommendation of the Tender Offer or approved or recommended any Acquisition Proposal, (iii) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Corporation with respect to any Acquisition Proposal, or (iv) the Board of Directors of the Corporation or any committee thereof shall have resolved to do any of the things set forth in clauses (ii) or
(iii) of this paragraph (f);

                  (g) the Seller shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Seller to be performed or complied with by it under the Agreement and, in the case only of failures to perform any agreement or covenant of the Seller pursuant to Section 6.3 of the Agreement, such failure to perform would have a Material Adverse Effect or materially adversely affect the ability of the Purchaser to consummate the transactions contemplated by the Agreement or have a material adverse effect on the value of the Corporation and its subsidiaries taken as a whole; or

                  (h) the Corporation or any of its subsidiaries shall have (i) failed to act in accordance with Section 6.3(b)(iii)(A) and (B) and Section 6.5(b)(i)(B) and (iv) of the Agreement or (ii) taken any of the actions listed in Section 6.3(c)(iii)(A)-(O) or Section 6.5(b)(i)(A) of the Agreement;

which, in the reasonable judgment of the Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such payment.

                  The foregoing conditions (including those set forth in clauses
(i)-(iii) above) are for the sole benefit of the Purchaser and may be asserted by the Purchaser, or may be waived by

                                                                         Annex A
                                                                          Page 4


the Purchaser, in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Annex A will be final and binding upon all parties.